Exhibit 99 (a)(1)(E)

SOUTHWEST GEORGIA FINANCIAL CORPORATION

Offer to Purchase for Cash
Up to 575,000 Shares of its Common Stock
At a Purchase Price, Net
of $23.00 Per Share

THE OFFER WILL EXPIRE AT 5:00 P.M. EASTERN TIME, ON FRIDAY, OCTOBER 13, 2006, UNLESS EXTENDED (THE “EXPIRATION DATE”). SHARES TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated September 15, 2006 (the “Offer to Purchase”), and a related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to an offer by Southwest Georgia Financial Corporation, a Georgia corporation (the “Company”), to purchase outstanding shares of its common stock, par value $1.00 per share (the “Shares”), of the Company, at $23.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer.

WE ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

We request instructions as to whether you wish to tender any of or all the Shares held by us for your account, pursuant to the terms and conditions set forth in the Offer.

Your attention is invited to the following:

1.    The tender price is $23.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer.

2.    The Offer is being made for up to an aggregate of 575,000 Shares, which is approximately 18% of the outstanding Shares as of August 28, 2006.

3.    If there is an oversubscription for the Offer (that is, stockholders tender in the aggregate more than 575,000 Shares), the Company will accept Shares on a pro rata basis (other than properly tendered Small Lots (as defined in the Offer to Purchase), which it will accept in full) based on the total number of Shares tendered by all shareholders.

4.    The Offer will expire at 5:00 P.M., Eastern Time, on Friday, October 13, 2006, unless the Offer is extended by the Company. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or timely Book-Entry Confirmation of a transfer of such Shares as described in Section 3 of the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or facsimile thereof), and any other documents required by the Letter of Transmittal.

5.    The Company will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or to its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching, and returning to us the instruction form set forth below. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered (as described in the Offer to Purchase and the Letter of Transmittal) unless otherwise specified below. Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf prior to the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.

Unless you complete this instruction to us and return it to us in time for us to make delivery to the Company’s depositary before Friday, October 13, 2006, none of your shares will be tendered. We suggest delivery to us before October 10, 2006 in order to provide adequate time.

INSTRUCTIONS WITH RESPECT TO
Offer to Purchase for Cash
Up to 575,000 Shares of Common Stock
of
SOUTHWEST GEORGIA FINANCIAL CORPORATION

The undersigned acknowledges receipt of your letter enclosing the Offer to Purchase, dated September 15, 2006, of Southwest Georgia Financial Corporation, a Georgia corporation (the “Company”), and the related Letter of Transmittal, relating to the offer to purchase shares of common stock, par value $1.00 per share (the “Shares”), of the Company.

You are instructed to tender to the Company the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, on the terms and conditions set forth in such Offer to Purchase and the related Letter of Transmittal.

Number of Shares Owned
Account Number
Date

SIGN HERE
Signature(s)

Please type or print name(s) here

Address
(Include Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all your Shares indicated above and held by us for your account are to be tendered.